EXHIBIT 99.3

ABLT 20    -SN   ALLOCATION AGREEMENT

AMONG

ALLY BANK,

as Sponsor

ALLY BANK LEASE TRUST

ALLY CENTRAL ORIGINATING LEASE LLC,

as Residual Certificateholder, Series AB Certificateholder and ABLT Certificateholder

[                                         ],

as ABLT Owner Trustee

AND

[                                         ],

as ABLT Indenture Trustee

DATED AS OF             , 20

-i-

SECTION 6.13	Limitation of Liability of ABLT Owner Trustee	15
SECTION 6.14	Merger and Consolidation of the Sponsor	16
SECTION 6.15	Assignment	16
SECTION 6.16	Official Record	16

SCHEDULE A	Lease Assets Schedule	Sch. A

ii

THIS ABLT 20    -SN   ALLOCATION AGREEMENT, dated as of             , 20     (this “Agreement”), among ALLY BANK LEASE TRUST, a Delaware statutory trust (“ABLT”), ALLY BANK, a Utah chartered bank (“Ally Bank”), as sponsor (the “Sponsor”), [                    ], as ABLT owner trustee and not in its individual capacity (the “ABLT Owner Trustee”), [                    ], a [                ], as ABLT indenture trustee and not in its individual capacity (the “ABLT Indenture Trustee”), and ALLY CENTRAL ORIGINATING LEASE LLC, a Delaware limited liability company (“ACOL LLC”), as the Residual Certificateholder, the sole Series AB Certificateholder and the sole ABLT Certificateholder.

WHEREAS, the parties hereto are entering into this Agreement to provide for the reallocation by ACOL LLC of certain leases, the related leased vehicles and related assets allocated to Series AB to Series 20    -SN  ;

WHEREAS, Ally Bank is willing, upon satisfaction of the provisions contained herein, to accept a Secured Note issued by ABLT pursuant to the ABLT 20    -SN   Indenture (the “ABLT Indenture”), dated as of             , 20    , between ABLT and the ABLT Indenture Trustee in exchange for a reduction in the outstanding principal balance of a revolving secured note issued to Ally Bank prior to the date hereof (the “Revolving Secured Note”) and, in connection therewith, release the Lease Assets forming a part of the collateral for the Secured Notes from the lien related thereto;

WHEREAS, Ally Financial Inc. (“Ally Financial”), in its capacity as Servicer (the “Servicer”), has agreed to service the Lease Assets pursuant to the ABLT 20    -SN   Servicing Agreement, dated as of             , 20    , among Ally Financial, in its capacity as Servicer, ABLT and the ABLT Indenture Trustee (as it may be amended from time to time, the “Servicing Agreement”);

WHEREAS, Ally Financial is willing to service the Lease Assets in accordance with the terms of the Servicing Agreement and is willing to administer the Secured Notes for the benefit of the Secured Noteholders and each other party identified or described herein, or in the agreements pursuant to which ABLT issues the Secured Notes and Ally Bank or another Person acquires an interest in such Secured Notes (all such agreements, including the ABLT Indenture, the Pooling Agreement, the Trust Agreement, the Trust Sale Agreement and the AART Indenture being collectively the “Secured Notes Transfer Agreements”) as having an interest as owner, trustee, secured party or holder of the Secured Notes or of obligations secured by the Secured Notes (all such parties under the Secured Notes Transfer Agreements being the “ABLT Interested Parties”) with respect to the Lease Assets, and the proceeds thereof, as the interests of such parties may appear from time to time.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Definitions. Capitalized terms used in this Agreement are defined in and shall have the meanings assigned to them in Part I of Appendix A to the Administration Agreement, dated as of             , 20    , by and among Ally Auto Assets LLC (“Ally Auto”), Ally Financial and Ally Auto Receivables Trust 20    -SN   or, if not defined therein, shall have the meanings assigned to them in Part I of Exhibit I to the Declaration of Trust, dated as of March 10, 2014 (as it may be amended from time to time, the “Declaration of Trust”), by Deutsche Bank Trust Company Delaware, as ABLT Owner Trustee, and acknowledged, accepted and agreed by ACOL LLC, as Residual Certificateholder. All references herein to “this Agreement” are to this Agreement as it may be amended, supplemented or otherwise modified from time to time. The rules of construction set forth in Part II of Appendix A to the Administration Agreement shall be applicable to this Agreement.

ARTICLE II

ALLOCATION OF LEASE ASSETS

SECTION 2.01 Allocation of Lease Assets.

(a) On the Closing Date, subject to the satisfaction of the conditions specified in Article V and the Allocation Notice (and, in any event, immediately prior to consummation of the related transactions contemplated by the Secured Notes Transfer Agreements), ACOL LLC, as the Series AB Certificateholder, shall deliver to the ABLT Owner Trustee and the ABLT Indenture Trustee an Allocation Notice executed by ACOL LLC and Ally Bank and acknowledged and agreed to by Ally Financial, in its capacity as Servicer and Custodian, VAULT, ABLT, the ABLT Owner Trustee, the ABLT Indenture Trustee, Ally Auto and the Issuing Entity removing from Series AB and reallocating to the Residual Interest the following assets, and ACOL LLC, as the Residual Certificateholder, shall in turn in the same Allocation Notice remove from the Residual Interest and allocate to Series 20    -SN   the following assets:

(i) all of ABLT’s right, title and interest in, to and under the Lease Assets listed on the Lease Assets Schedule attached as Schedule A hereto (including the Beneficial Interest in each Leased Vehicle related thereto) and all monies due thereunder on and after the Cutoff Date and, with respect to the related Leased Vehicles, to the extent permitted by law, all accessions thereto;

(ii) ABLT’s interest in any proceeds from claims on any physical damage, credit life, credit disability or other insurance policies covering Leased Vehicles or Lessees related to the Lease Assets;

(iii) ABLT’s interest in any proceeds from recourse against Dealers on the Lease Assets;

(iv) all of ABLT’s right, title and interest in, to and under the VAULT Trust Agreement (solely with respect to the Leased Vehicles related to the Lease Assets); and

(v) the present and future claims, demands, causes and choses in action in respect of any or all the foregoing described in clauses (i) through (iv) above and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all the foregoing, including all proceeds of the conversion of any or all of the foregoing, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance proceeds, investment property, payment intangibles, general intangibles, condemnation awards, rights to payment of any and every kind and other forms of obligations and receivables, instruments and other property which at any time constitute all or part of or are included in the proceeds of any of the foregoing (collectively with the assets described in clauses (i) through (iv) above, the “Allocated Assets”).

(b) Upon the effectiveness of the Allocation Notice delivered pursuant to Section 2.01(a) on the Closing Date, (i) ABLT shall deliver or cause the ABLT Indenture Trustee to deliver to or at the direction of Ally Bank, in accordance with the ABLT Indenture, including Section 2.2(d) thereof, Secured Notes in an initial aggregate principal amount equal to the Secured Note Percentage of the Aggregate Initial ABS Value of the Lease Assets, (ii) the ABLT Owner Trustee shall reflect on the books and records of ABLT the removal of such Allocated Assets from Series AB and the reallocation to the Residual Interest and the removal of such Allocated Assets from the Residual Interest and allocation to Series 20    -SN   and (iii) Ally Bank shall accept the Secured Notes in exchange for a reduction in the outstanding principal balance of the Revolving Secured Note. If such reduction in the outstanding principal balance of the Revolving Secured Note exceeds the aggregate initial principal balance of the Secured Notes, then simultaneously with such reallocation to Series 20    -SN   of such Allocated Assets, ABLT shall be deemed to have made a new issuance of equity to ACOL LLC as the ABLT Certificateholder in the amount of such excess and Ally Bank shall be deemed to have made a simultaneous capital contribution of such equity interest in Series 20    -SN   to ACOL LLC (which shall be evidenced by the ABLT Certificate or by an increase in the value of the ABLT Certificate). If instead the aggregate initial principal balance of the Secured Notes exceeds such reduction in the outstanding principal balance of the Revolving Secured Note, then simultaneously with such reallocation to Series 20    -SN   of such Allocated Assets, ABLT shall be deemed to have reduced the equity value of the ABLT Certificate in the amount equal to such excess.

(c) ABLT hereby acknowledges that Ally Bank will sell the Secured Notes to Ally Auto pursuant to the Pooling Agreement, Ally Auto will sell the Secured Notes to the Issuing Entity pursuant to the Sale Agreement, and the Issuing Entity will pledge its interest in such Secured Notes to the AART Indenture Trustee pursuant to the AART Indenture.

SECTION 2.02 Release of Security Interest. Ally Bank hereby acknowledges that, immediately prior to the effectiveness of the Allocation Notice delivered pursuant to Section 2.01(a) on the Closing Date, all security interests, liens or other rights which Ally Bank may have on or in the Allocated Assets listed on the Lease Assets Schedule attached to such Allocation Notice shall be automatically terminated and shall be of no further force and effect.

SECTION 2.03 The Closing. The removal and allocation of the Allocated Assets shall take place at the offices of Kirkland & Ellis LLP, 300 North LaSalle Street, Chicago, Illinois 60654, on the Closing Date at a time mutually agreeable to the parties hereto, and shall occur simultaneously with the closing of transactions contemplated by the Secured Notes Transfer Agreements.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01 Representations and Warranties as to the Lease Assets. ABLT makes the following representations and warranties as to each Allocated Assets on which Ally Bank relies in accepting the Secured Notes. Such representations and warranties speak as of the Closing Date, and shall survive the allocation of such Allocated Assets to Series 20    -SN  :

(a) Characteristics of Leases. Each Lease (A) was originated by a Dealer for the original retail lease of a Leased Vehicle (excluding fleet leases, which are leases made to lessees which have leased five or more vehicles through ABLT or Ally Bank), was fully and properly executed by the parties thereto, was purchased by ABLT in the ordinary course of its business from such Dealer under an existing Supplemental Dealer Agreement with such Dealer and was validly assigned by such Dealer to ABLT in accordance with its terms, (B) contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for realization against the Leased Vehicle of the benefits of the Lease, and (C) provides for level monthly payments (provided that the payment in the first Monthly Period and the final Monthly Period of the Lease may be different from the level payments) that fully amortize the capitalized cost of the Leased Vehicle as specified in the Lease to the Stated Residual Value over the lease term.

(b) Compliance with Law. All requirements of applicable federal, State and local laws, and regulations thereunder, including any Truth-in-Leasing laws, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Consumer Financial Protection Bureau’s Regulations “B,” “M” and “Z,” the Servicemembers Civil Relief Act of 2003, the Texas Consumer Credit Code, and State adaptations of the National Consumer Act, the federal Consumer Leasing Act of 1976 and of the Uniform Consumer Credit Code and other consumer credit and consumer leasing laws and equal credit opportunity and disclosure laws, in respect of the Leases, have been complied with in all material respects, and each Lease complied at the time it was originated or made and now complies in all material respects with all legal requirements of the jurisdiction in which it was originated or made.

(c) Binding Obligation. Each Lease represents the genuine legal, valid and binding payment obligation of the Lessee thereon, enforceable by the holder thereof in accordance with its terms, except as enforceability may be limited by bankruptcy, receivership, conservatorship, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights in general and by equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(d) Good Title. Upon conveyance of the Lease by the Dealer to the ABLT, (1) ABLT has good title in and to the Lease and the amounts due thereunder, (2) VAULT has good title to the related Leased Vehicle (or all necessary and appropriate action has been commenced that would result in VAULT having good and valid title to the related Leased Vehicle), and (3) ABLT owns and has good title to all of the Beneficial Interest in each related Leased Vehicle, in each case free of any Lien that has not otherwise been released on or prior to the Closing Date.

(e) Leases in Force. No Lease has been satisfied, subordinated, cancelled, terminated or rescinded.

(f) Insurance. Each Lessee is required to maintain physical damage and liability insurance policies of the type that ABLT requires in accordance with its customary underwriting standards for the purchase of automotive leases.

(g) Term of Leases. Each Lease has an original scheduled term of not less than [12] months nor greater than [48] months [and a remaining scheduled term of not less than [two] months].

(h) Location. The Dealer that originated each Lease is located in the United States and each Lessee has a billing address in the United States.

(i) Triple Net Leases. Each Lease (including all other agreements related thereto) is a triple net lease that requires the related Lessee (or another Person other than Ally Bank or ABLT to pay all costs relating to taxes, insurance and maintenance with respect to the related Leased Vehicle.

(j) Leased Vehicles. Each Leased Vehicle related to a Lease was, at the time of lease origination, a new [or used] automobile or light duty truck.

(k) No Defenses. No right of rescission, setoff, counterclaim or defense has been asserted or threatened with respect to any Lease.

(l) One Original. There is only one original executed copy of each Lease.

(m) Not Delinquent or Liquidating. As of the Cutoff Date as to each Lease, such Lease was not considered past due; that is, the payments due on such Lease in excess of $25.00 have been received within 30 days of the payment date and no Lease was a Liquidating Lease Asset.

(n) No Documents or Instruments. No Lease, or constituent part thereof, constitutes a “negotiable instrument,” “negotiable document of title” or “electronic chattel paper” (as such terms are used in the UCC).

(o) No Waiver. Since the Cutoff Date, no provision of a Lease has been waived, altered or modified in any respect, except in accordance with the Customary Servicing Practices and the Servicing Agreement.

(p) Denomination. Each Lease is denominated in U.S. dollars.

(q) Origination Date. Each Lease was originated on or after [            ].

SECTION 3.02 Representations and Warranties as to the Pool of Lease Assets.

(a) Creation, Perfection and Priority of Security Interests. The representations and warranties regarding creation, perfection and priority of security interests in the Allocated Assets, which are attached to this Agreement as Schedule B, are true and correct to the extent they are applicable.

(b) Lawful Assignment. No Lease was originated in, or is subject to the laws of, any jurisdiction the laws of which would make unlawful the sale, transfer and assignment of such Lease and related Leased Vehicle by the Dealer to ABLT and VAULT and the pledge by ABLT of its interest in such Lease to the ABLT Indenture Trustee and the pledges by ABLT and VAULT of their respective interests in such related Leased Vehicle to each Secured Noteholder.

(c) No Liens. To the best of ABLT’s knowledge: (1) ABLT has not, and none of its Affiliates has, taken any action that would result in a Lien arising out of an obligation or debt owed by ABLT or such Affiliate for work, labor or materials affecting any Leased Vehicle; (2) ABLT has not received a written notice of any Liens or claims asserted against any Leased Vehicle for work, labor or materials affecting such Leased Vehicle; (3) none of ABLT or its Affiliates has received notice from the IRS of a lien imposed by 26 U.S.C. § 6321 upon any Lease Asset and no such notice of lien has been filed with the appropriate Governmental Authority upon any Lease Asset; and (4) none of ABLT or its ERISA Affiliates has received notice from the PBGC of a Lien imposed by Section 4068 of ERISA upon any Lease Asset and no such notice of lien has been filed with the appropriate Governmental Authority upon any Lease Asset.

(d) All Filings and Notations Made. All filings (including UCC filings) necessary in any jurisdiction to give ABLT a first priority perfected security interest in the Leases have been made or will be made within ten days after the Closing Date, and no filings are necessary with respect to the allocation of the Beneficial Interest in each related Leased Vehicle.

(e) Lease Assets Schedule. The information set forth in the Lease Assets Schedule is true and correct in all material respects, and no selection procedures believed to be adverse to any Secured Noteholder were utilized in selecting such Lease Assets from those assets of ABLT that meet the selection criteria set forth herein.

(f) Aggregate Initial ABS Value. The Aggregate Initial ABS Value of the Lease Assets is $[        ].

SECTION 3.03 Additional Representations and Warranties of the Sponsor. The Sponsor hereby represents and warrants to ABLT as of the Closing Date with respect to the Lease Assets that:

(a) Organization and Good Standing; FDIC. The Sponsor has been duly organized and is validly existing as a Utah chartered bank, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted; and as of the date hereof, the Sponsor is insured by the FDIC and is subject to the Federal Deposit Insurance Act;

(b) Due Qualification. The Sponsor is duly qualified to do business as a foreign entity in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires or shall require such qualification;

(c) Power and Authority. The Sponsor has the power and authority to execute and deliver this Agreement and to carry out its terms; and the execution, delivery and performance of this Agreement has been duly authorized by the Sponsor by all necessary corporate action;

(d) Binding Obligation. This Agreement, when duly executed and delivered, shall constitute a legal, valid and binding obligation of the Sponsor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, receivership, conservatorship, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law;

(e) No Violation. The consummation of the transactions contemplated by this Agreement, and the fulfillment of the terms of this Agreement, shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the articles of incorporation or bylaws (or similar organizational documents) of the Sponsor, or any indenture, agreement, mortgage, deed of trust or other instrument to which the Sponsor is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument (other than pursuant to the ABLT Transaction Documents and the Secured Notes Transfer Agreements) or violate any law or, to the best of the Sponsor’s knowledge, any order, rule or regulation applicable to the Sponsor of any court or of any federal or State regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Sponsor or any of its properties, except where any such conflict or violation would not have a material adverse effect on its ability to perform its obligations with respect to ABLT under this Agreement; and

(f) No Proceedings. To the Sponsor’s knowledge, there are no Proceedings or investigations pending or threatened before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over the Sponsor or its properties (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (C) seeking any determination or ruling that might materially and adversely affect the performance by the Sponsor of its obligations under, or the validity or enforceability of, this Agreement.

SECTION 3.04 Additional Representations and Warranties of ABLT. ABLT hereby represents and warrants to the Sponsor as of the Closing Date:

(a) Organization and Good Standing. ABLT has been duly organized and is validly existing as a statutory trust in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted;

(b) Due Qualification. ABLT is duly qualified to do business as a statutory trust in good standing, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification;

(c) Power and Authority. ABLT has the power and authority to execute and deliver this Agreement and to carry out its terms, and the execution, delivery and performance of this Agreement, have been duly authorized by ABLT by all necessary trust action; ABLT had at all relevant times, and now has, power, authority and legal right to acquire and own the Lease Assets;

(d) Binding Obligation. This Agreement, when duly executed and delivered, shall constitute a legal, valid and binding obligation of ABLT enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, receivership, conservatorship, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law ABLT had at all relevant times, and now has power, authority and legal right to own the Lease Assets;

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms of this Agreement, shall not conflict with, result in any breach of any of the terms and provisions of or constitute (with or without notice or lapse of time) a default under, the Declaration of Trust, or any indenture, agreement, mortgage, deed of trust or other instrument to which ABLT is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument (other than pursuant to the ABLT Transaction Documents and Secured Notes Transfer Agreements) or violate any law or, to the best of ABLT’s knowledge, any order, rule or regulation applicable to ABLT of any court or of any federal or State regulatory body, administrative agency or other governmental instrumentality having jurisdiction over ABLT or any of its properties; and

(f) No Proceedings. To ABLT’s knowledge, there are no proceedings or investigations pending or threatened before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over ABLT or its properties (i) asserting the invalidity of this Agreement, or (ii) seeking any determination or ruling that might materially and adversely affect the performance by ABLT of its obligations under, or the validity or enforceability of, this Agreement.

SECTION 3.05 Representations and Warranties of ACOL LLC. ACOL LLC hereby represents and warrants to ABLT and the Sponsor as of the Closing Date, in its capacity as the Residual Certificateholder, the Series AB Certificateholder and the ABLT Certificateholder, that:

(a) Organization and Good Standing. ACOL LLC has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted;

(b) Due Qualification. ACOL LLC is duly qualified to do business as a limited liability company in good standing and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification;

(c) Power and Authority. ACOL LLC has the power and authority to execute and deliver this Agreement and to carry out its terms; ACOL LLC has full power and authority to allocate the Allocated Assets to Series 20    -SN   pursuant hereto and has duly authorized such allocation to Series 20    -SN   by all necessary limited liability company action; and the execution, delivery and performance of this Agreement has been duly authorized by ACOL LLC by all necessary limited liability company action; ACOL LLC had at all relevant times, and now has, power, authority and legal right to acquire and own the Residual Interest, the Series AB Certificate and the ABLT Certificate

(d) Binding Obligation. This Agreement when duly executed and delivered, shall constitute a legal, valid and binding obligation of ACOL LLC enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, receivership, conservatorship, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law. The Allocation Notice, when duly executed and delivered, shall constitute a valid removal and reallocation of the Allocated Assets, enforceable against creditors of Series AB or any other Series, and all actions necessary under the ABLT Transaction Documents to effect the allocation of such Allocated Assets to Series 20    -SN   have been taken;

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms of this Agreement shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the limited liability company agreement or certificate of formation (or similar organizational documents) of ACOL LLC, or any indenture, agreement, mortgage, deed of trust or other instrument to which the ACOL LLC is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument or violate any law or, to the best of the ACOL LLC’s knowledge, any order, rule or regulation applicable to ACOL LLC of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over ACOL LLC or any of its properties; and

(f) No Proceedings. To ACOL LLC’s knowledge, there are no Proceedings or investigations pending or threatened before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over ACOL LLC or its properties (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (C) seeking any determination or ruling that could be reasonably expected to materially and adversely affect the performance by ACOL LLC of its obligations under, or the validity or enforceability of, this Agreement.

ARTICLE IV

ADDITIONAL AGREEMENTS

SECTION 4.01 Conflicts with Secured Notes Transfer Agreements. To the extent that any provision of Sections 4.02 through 4.03 of this Agreement conflicts with any provision of the Secured Notes Transfer Agreements, the Secured Notes Transfer Agreements shall govern.

SECTION 4.02 Other Liens or Interests. Except as contemplated by the Secured Notes Transfer Agreements, ABLT shall not sell, pledge, assign or transfer the Lease Assets or any other Allocated Assets to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any interest therein, and ABLT shall defend the right, title and interest in, to and under such Lease Assets and any other Allocated Assets against all claims of third parties claiming through or under ABLT.

SECTION 4.03 Lease Reallocation Events.

(a) Lease Reallocation Events. The Residual Certificateholder hereby covenants and agrees with ABLT for the benefit of the ABLT Interested Parties that in the event of a breach of any of the representations and warranties of ABLT contained in Section 3.01 or Section 3.02 with respect to any Allocated Asset (a “Lease Reallocation Event”), the ABLT Certificateholder shall as of the last day of the Monthly Period in which such breach was discovered or a notice of such breach was received (or at the ABLT Certificateholder’s election, the last day of the first Monthly Period following such discovery or receipt of notice), remove such Allocated Asset (a “Warranty Lease Asset”) from Series 20    -SN  and reallocate to the Residual Interest, without further notice from ABLT or any other party and, on or prior to the related Distribution Date, the Residual Certificateholder shall deposit the related Warranty Payment into the ABLT Collection Account. Upon reallocation and payment of such Warranty Payment with respect to any Warranty Lease Asset, the Residual Certificateholder shall be entitled to receive the Released Warranty Amount, if any. The obligation of the Residual Certificateholder to make the Warranty Payment with respect to any Reallocated Asset as to which a breach has occurred and is continuing shall, if such obligation is fulfilled, constitute the sole remedy against Ally Bank, ABLT, the ABLT Certificateholder or the Residual Certificateholder for such breach available to the ABLT Interested Parties.

(b) Reallocation. Upon payment of the Warranty Payment with respect to any Warranty Lease Asset pursuant to Section 4.03(a), the ABLT Certificateholder may direct the removal of such Warranty Lease Asset, including all of ABLT’s right, title and interest in and to such Warranty Lease Asset and the other related Allocated Assets, from Series 20    -SN  and direct the reallocation of such Warranty Lease Asset, including all of ABLT’s right, title and interest in and to such Warranty Lease Asset and the other related Allocated Assets, to the Residual Interest without representation or warranty.

(c) Dispute Resolution. ABLT hereby agrees to cooperate with the ABLT Interested Parties in any ADR Proceeding commenced pursuant to the provisions set forth in the Further Transfer Agreements. The Sponsor hereby agrees to provide ABLT with the opportunity to exercise any rights of the Sponsor pursuant to the Further Transfer Agreements with respect to an ADR Proceeding to the extent a dispute relates to the representations and warranties of ABLT contained in Section 3.01 or Section 3.02.

SECTION 4.04 Indemnification. ABLT shall indemnify the ABLT Owner Trustee and the ABLT Interested Parties for any liability as a result of the failure of a Lease Asset to be originated in compliance with all requirements of law. This indemnity obligation shall be in addition to any obligation that ABLT may otherwise have.

SECTION 4.05 Pre-Closing Collections. Within two Business Days after the Closing Date, Ally Financial, as servicer on behalf of ABLT, the Series AB Certificateholder and the Residual Certificateholder, shall transfer to the ABLT Collection Account all ABLT Collections with respect to the Lease Assets allocated to Series 20    -SN  on the Closing Date pursuant to Section 2.01; provided, however, that if the Monthly Remittance Condition is satisfied, such ABLT Collections need not be transferred until the first Distribution Date occurring after the Closing Date.

SECTION 4.06 Pledge of Allocated Assets to ABLT Indenture Trustee. The parties hereto acknowledge and agree that ABLT pursuant to the ABLT Indenture, will pledge the Allocated Assets to the ABLT Indenture Trustee for the benefit of the Secured Noteholders and will pledge its Beneficial Interest in the related Leased Vehicles to the ABLT Indenture Trustee for the benefit of the Secured Noteholders, in each case to secure its obligations under the Secured Notes.

SECTION 4.07 Compliance with the FDIC Rule. ABLT agrees (i) to perform the covenants set forth in Article XII of the AART Indenture applicable to it and (ii) facilitate compliance with Article XII of the AART Indenture by the Ally Parties.

SECTION 4.08 Asset Representations Review.

(a) ABLT shall (i) at all times while any Public Notes remain Outstanding, ensure that an Asset Representations Reviewer is appointed, (ii) cooperate with the Asset Representations Reviewer in creating procedures for a review of the representations and warranties set forth in Section 3.01, (iii) provide the Asset Representations Reviewer with the Asset Representations Review Notice and (iv) provide the Asset Representations Reviewer with reasonable access to ABLT’s offices and information databases upon the initiation of an Asset Representations Review as set forth in Section 5.17(d) of the AART Indenture.

(b) Upon receipt of a final report from the Asset Representations Reviewer, ABLT and Sponsor shall review the findings of the Asset Representations Reviewer and determine whether a breach of a representation or warranty set forth in Section 3.01 has occurred with respect to any Lease Asset tested by the Asset Representations Reviewer and whether a reallocation of such Lease Asset is required pursuant to Section 4.03(a).

ARTICLE V

CONDITIONS

SECTION 5.01 Conditions to Obligation of ABLT. The obligation of ABLT to deliver or cause the ABLT Indenture Trustee to deliver pursuant to the ABLT Indenture to or at the direction of the Sponsor, the Secured Notes on the Closing Date to the Sponsor pursuant to Section 2.01(b) is subject to the satisfaction of the following conditions:

(a) Representations and Warranties True. The representations and warranties of the Sponsor and ACOL LLC hereunder shall be true and correct as of the Closing Date, and the Sponsor and ACOL LLC, respectively, shall have performed all obligations to be performed by it hereunder on or prior to the Closing Date.

(b) Documents to be Delivered By ACOL LLC.

(i) The Allocation Notice. On the Closing Date, the VAULT Trustee, ABLT, ACOL LLC, as the Residual Certificateholder, the Series AB Certificateholder and the ABLT Certificateholder, Ally Bank, Ally Financial, in its capacity as Servicer, the ABLT Owner Trustee, the ABLT Indenture Trustee, the Depositor and the Issuing Entity shall have executed and delivered to the ABLT Indenture Trustee the Allocation Notice.

(ii) Other Documents. On or prior to the Closing Date, ACOL LLC shall provide such other documents as ABLT may reasonably request.

(c) Reserve Account Initial Deposit. On the Closing Date, the Sponsor shall cause the Secured Noteholders to deposit the Reserve Account Initial Deposit in immediately available funds into the Reserve Account.

(d) Other Transactions. The transactions contemplated by the Secured Notes Transfer Agreements shall be consummated to the extent that such transactions are intended to be substantially contemporaneous with the transactions hereunder.

(e) Asset Representations Reviewer. The Asset Representations Reviewer shall have been appointed and shall have entered into the Asset Representations Review Agreement.

SECTION 5.02 Conditions to Obligation of the Sponsor . The obligation of the Sponsor to accept a Secured Note in exchange for a reduction in the outstanding principal balance of the Revolving Secured Note pursuant to Section 2.01(b) is subject to the satisfaction of the following conditions:

(a) Representations and Warranties True. The representations and warranties of ABLT and ACOL LLC hereunder shall be true and correct as of the Closing Date with respect to the Lease Assets, and ABLT and ACOL LLC, respectively, shall have performed all obligations to be performed by it hereunder.

(b) Delivery of Secured Notes. On the Closing Date, ABLT shall deliver, or cause the ABLT Indenture Trustee to deliver, the Secured Notes to or at the direction of the Seller in accordance with the ABLT Indenture, including Section 2.2(d) thereof, as provided in Section 2.01(b) of this Agreement.

SECTION 5.03 Conditions To Obligation of ACOL LLC. The obligation of ACOL LLC to deliver the Allocation Notice to the ABLT Owner Trustee to remove the Allocated Assets listed on the Lease Assets Schedule attached thereto from Series AB and reallocate them to the Residual Interest, and then remove them from the Residual Interest and allocate them to Series 20    -SN   pursuant to Section 2.01 is subject to the satisfaction of the condition that the representations and warranties of the Sponsor and ABLT hereunder are true and correct at the time of the Closing Date, and the Sponsor and ABLT, respectively, shall have performed all obligations to be performed by it hereunder on or prior to the Closing Date.

ARTICLE VI

MISCELLANEOUS PROVISIONS

SECTION 6.01 Amendment.

(a) This Agreement may be amended (subject to any expressly applicable amendment provision of the Secured Notes Transfer Agreements) by the Sponsor, ACOL LLC, ABLT, the ABLT Owner Trustee and the ABLT Indenture Trustee.

(b) If any Rated Notes are outstanding, prior to the execution or consent pursuant to Section 6.01(a), ABLT shall furnish written notice of the substance of such amendment or consent to the Rating Agencies.

(c) Promptly after the execution of any amendment or consent pursuant to Section 6.01(a), the ABLT Indenture Trustee shall furnish a copy of such amendment or consent to each Secured Noteholder.

(d) Prior to the execution of any amendment to this Agreement, the ABLT Indenture Trustee and the ABLT Owner Trustee shall be entitled to receive and conclusively rely upon an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Section 6.01. The ABLT Indenture Trustee and the ABLT Owner Trustee, may, but shall not be obligated to, enter into any such amendment which affects such trustee’s owner rights, duties or immunities under this Agreement or otherwise.

SECTION 6.02 Survival. The representations and warranties of ACOL LLC, ABLT and the Sponsor set forth in Article III of this Agreement shall remain in full force and effect and shall survive the Closing Date under Section 2.03 and the closing under the Secured Notes Transfer Agreements.

SECTION 6.03 Notices. All demands, notices and communications upon or to the Sponsor, ACOL LLC, ABLT, the ABLT Owner Trustee or the ABLT Indenture Trustee under this Agreement shall be delivered, as specified in Part III of Appendix A to the Administration Agreement.

SECTION 6.04 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF OR OF ANY OTHER JURISDICTION (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES UNDER THIS AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 6.05 Waivers. No failure or delay on the part of ABLT in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

SECTION 6.06 Costs and Expenses. The Sponsor agrees to pay all reasonable out-of-pocket costs and expenses of ABLT, including fees and expenses of counsel, in connection with the enforcement of any obligation of ACOL LLC or the Sponsor hereunder.

SECTION 6.07 Confidential Information. ABLT agrees that it shall neither use nor disclose to any person the names and addresses of the Lessees, except in connection with the enforcement of ABLT’s rights hereunder, under the Leases, under any Secured Notes Transfer Agreement or as required by law.

SECTION 6.08 Headings. The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

SECTION 6.09 Counterparts. This Agreement may be executed in two or more counterparts and by different parties on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

SECTION 6.10 No Petition Covenant. Notwithstanding any prior termination of this Agreement, the Sponsor shall not, prior to the date which is one year and one day after the final distribution related to the Lease Assets allocated to Series 20    -SN  , acquiesce, petition or otherwise invoke or cause ABLT or ACOL LLC to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against ABLT or ACOL LLC under any federal or State bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of ABLT or ACOL LLC or any substantial part of its property, or ordering the winding up or liquidation of the affairs of ABLT or ACOL LLC.

SECTION 6.11 Limitations on Rights of Others. The provisions of this Agreement are solely for the benefit of the Sponsor, ACOL LLC, ABLT and the ABLT Interested Parties, and nothing in this Agreement, whether express or implied, shall be construed to give to any other Person any legal or equitable right, remedy or claim in, under, or in respect of this Agreement or any covenants, conditions or provisions contained herein.

SECTION 6.12 Series Liabilities. It is expressly understood and agreed by the Sponsor and the other ABLT Interested Parties that Series 20    -SN   is a separate series of ABLT as provided in Section 3806(b)(2) of the Statutory Trust Act. As such, separate and distinct records shall be maintained for Series 20    -SN  and the Lease Assets shall be held and accounted for separately from the other assets of ABLT or any other series of ABLT. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to Series 20    -SN  , including the Secured Notes and the obligations of ABLT to the Sponsor, ACOL LLC and any of the other ABLT Interested Parties under this Agreement, shall be enforceable against the Lease Assets only, and not against ABLT generally or the assets of any other series of ABLT.

SECTION 6.13 Limitation of Liability of ABLT Owner Trustee. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by [                                        ], not individually or personally but solely as owner trustee of ABLT, (b) each of the representations, undertakings and agreements herein made on the part of ABLT is made and intended not as personal representations, undertakings and agreements by [                                        ] but is made and intended for the purpose of binding only ABLT, and (c) under no circumstances shall [                                        ] be personally liable for the payment of any indebtedness or expenses of ABLT or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by ABLT under this Agreement or the other ABLT Transaction Documents.

SECTION 6.14 Merger and Consolidation of the Sponsor. Any corporation, limited liability company or other entity (i) into which the Sponsor may be merged or consolidated, (ii) resulting from any merger or consolidation to which the Sponsor shall be a party, (iii) succeeding to the business of the Sponsor, or (iv) 25% or more of the voting stock (or, if not a corporation, other voting interests) of which is owned, directly or indirectly, by General Motors or Ally Financial, which corporation, limited liability company or other entity in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Sponsor under this Agreement and the other ABLT Transaction Documents, shall be the successor to the Sponsor under this Agreement without the execution or filing of any document or any further act on the part of any of the parties to this Agreement.

SECTION 6.15 Assignment. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be assigned by the Sponsor without the consent of any other Person to a corporation, limited liability company or other entity that is a successor (by merger, consolidation or purchase of assets) to the Sponsor, or 25% or more of the voting interests of which is owned, directly or indirectly, by General Motors or by Ally Financial, provided that such entity executes an agreement of assumption.

SECTION 6.16 Official Record. This Agreement is, and the Sponsor agrees to maintain this Agreement from and after the date hereof as, an official record (within the meaning of Section 13(e) of the Federal Deposit Insurance Act) of the Sponsor.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date and year first above written.

ALLY BANK

By:
Name:
Title:

ALLY BANK LEASE TRUST

By:	[ ], not in its individual capacity but solely as ABLT Owner Trustee

By:
Name:
Title:

By:
Name:
Title:

[ ], not in its individual capacity but solely as ABLT Owner Trustee

By:
Name:
Title:

By:
Name:
Title:

ALLY CENTRAL ORIGINATING LEASE LLC

By:
Name:
Title:

Allocation Agreement (AART 20[    ]-SN[  ]

[ ], not in its individual capacity but solely as ABLT Indenture Trustee

By:
Name:
Title:

SCHEDULE A

LEASE ASSETS SCHEDULE

Sch. A